Contact:
Barry J. Gordon Chairman of the Board and Chief Executive Officer North Shore Acquisition Corp. (516) 487-0200

FOR IMMEDIATE RELEASE

NORTH SHORE ACQUISITION CORP.’S

SECURITIES TO COMMENCE SEPARATE TRADING

Great Neck, New York, December 12, 2007 – North Shore Acquisition Corp. (OTC Bulletin Board: NSAQU) announced today that EarlyBirdCapital, Inc., the representative of the underwriters for the Company’s initial public offering of units which took place on December 7, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about December 13, 2007.  The common stock and warrants will be quoted on the OTC Bulletin Board under the symbols NSAQ and NSAQW, respectively. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering.  A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

North Shore Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry or geographic location.

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